EXHIBIT 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Good day, and welcome everyone to the IDEX First Quarter 2009 Earnings Results Conference Call. This call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Heath Mitts, Vice President of Corporate Finance. Please go ahead sir.
Heath A. Mitts, Vice President, Corporate Finance
Thank you, Cynthia . Good morning and thank you for joining us for a discussion of the IDEX first quarter 2009 financial results. Last night we issued a press release outlining our company’s financial and operating performance for the three-month period ending March 31, 2009. The press release along with the presentation slides to be used during today’s webcast can be accessed on our company website at www.idexcorp.com.
Joining me today from IDEX management are Larry Kingsley, Chairman and CEO, and Dom Romeo, Vice President and CFO. The format for our call today is as follows. We will begin with an update on our overall performance for the quarter and then provide detail on our four business segments. We will then wrap up with the outlook for 2009 and the second quarter. Following our prepared remarks, we will then open the call for your questions.
If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll free number 888-203-1112 and entering conference ID 3284764 or simply log on to our company homepage for the webcast replay.
As we begin a brief reminder, this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.
With that, I’ll now turn this call over to our CEO, Larry Kingsley. Larry?
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Thanks, Heath. Good morning, everyone. A clearly tough market condition in the first quarter, you heard it from others, we’ll get into the details, but overall we’ve responded well. We executed additional costs savings actions in the quarter to preserve short-term performance. While not impairing our strategy as the economy improves.
In a few minutes, Dom will walk you through a breakout of what we’ve done to manage costs in this environment. But the bottom line is that we’ve taken aggressive action to restructure and exit significant costs, which should guarantee a reasonable performance for ‘09 and set the stage for a very profitable growth as our end-markets improve.
We’ve taken advantage of the slower economy to drive plant integration, obviously enabled by the continual leaning out of our operations. Our customers and our commercial partners are our number one focus in this environment. We maintained our improved service levels in all of our businesses and we are working closely with our distributors to help them serve their customers with quick term performance.
So, we expect continued order volatility for the remainder of the year, but we also believe that we’re better positioned than our competition to take advantage of the situation. Our new product plans are on track. Our businesses continue to invest in emerging market development and we’ll open new offices and operating facilities this year.

As the economy sorts the stronger players from those that are less resilient, we expect to be positioned well to grow in the backside of this enabled by a great balance sheet. So, with that overview of our performance for the quarter and I’m on the slide that’s titled Q1 2009 Financial Performance.
For the quarter, orders were down 16% and sales were down 12%, that’s 14% organically. First quarter adjusted operating margin of 13.6% was down 400 basis points due to lower revenue offset by the cost reductions. Overall, given the challenging sales environment, which has been pretty volatile on a daily basis as well, we’ve been able to maintain reasonable profit performance, adjusted EPS at $0.33 was down 31%.
Free cash flow of 13 million, which included approximately six million of restructuring-related payments. Note that the results from the slide are adjusted for the restructuring charges and the expense of fair value adjustments on inventory associated with the recent acquisitions. So, I’ll walk through the results by segment if you turn to slide six.
For the Fluid & Metering segment, orders were down 16% in the quarter. Organic orders were down 24, reflecting pressures that we’re feeling throughout nearly all of the process and equipment markets. Sales decreased 8% down 17% on an organic basis. Adjusted operating margin of 16.2% was down 230 basis points from Q1 of 08. As anticipated, we experienced a slowdown on the FMT end markets most notably the chemical end markets during the first quarter.
The chemical markets represent roughly 25% of FMT sales. We expect the major chemical end markets to be down further in the second quarter with minimal to no recovery for the remainder of 09. With regards to the other FMT end markets water, which is also roughly 25% of FMT sales, experienced a more dramatic slowdown than we anticipated at the beginning of the year.
We expect projects to continue to be constrained by municipal spending actions in the second quarter, Q2 sales should be flat to up slightly versus Q1. We expect to return to growth in the latter part of ‘09, as stimulus allocations take effect toward the end of the year. The energy end markets, again roughly 25% of the segment have experienced less top line pressure due to global project demand and increased military spending. Versus Q1 we expect flat to modest growth both domestically and globally in the energy end markets through the second quarter and stable performance through the balance of the year.
The Pharma and Food segments have bottomed and again should grow modestly beginning in the latter part of the year. In summary, our energy and water end markets should fair well with stimulus spending, supplanting some of the natural capacity-based CAPEX requirements, whereas the chemical end markets may lag in recovery.
In our Health & Science segment, total orders were down 60% for the quarter, down 18% organically. Sales were down 11% in total, and down 14% organically. Our core HST business, which represents about 60% of the segment, was down slightly, while the remaining more industrially exposed HST businesses had significant year-over-year declines.
Operating margin of 17%, was down 100 basis points compared to the prior year, due to the lower revenue. As anticipated, we experienced a slowdown in OEM demand during the first quarter, driven by end customer budget constraints. Sequentially versus the first quarter, we expect a slight decline in demand in the second quarter, and then the beginning of the leveling off, resulting in flat to modest sequential growth through the remainder of 2009.
Within the life science market, there is a trend towards consolidation in research facilities and equipment driving the need for increasingly complex and high performance equipment. And this represents an opportunity for HST core business. As an example, our Semrock business has been able to successfully meet the needs of these new larger multi-user share facilities with its catalog portfolio of products of Multiband Filters and Sets for multiple imaging applications.
This is especially important in this environment, as the Semrock Technology allows the end user more flexibility to utilize existing microscopes, without having to making a more significant CapEx investment. For the long-term, our core market focus [inaudible] devices used in the analytical instrumentation and clinical diagnostic applications continue to provide a powerful platform for growth, and we anticipate that end market demand for new generation equipments and increased IDEX content in the newer generations of the equipment, will continue to drive that growth.
In Dispensing, on slide eight, total orders in the quarter were down 13%, organically down 7. Sales decreased 34%, organically down 27. Adjusted operating margin was down significantly compared to the prior year, due to lower volume in both North America and Europe. However, due to cost reductions and footprint consolidations, in Q1 operating margins significantly improved versus the fourth quarter of last year.
Selective replenishment activity within the large retail channel in North America positively contributed to results in the first quarter and will continue to benefit performance in the second quarter offsetting the decline in volume driven by the softness in the broader paint markets.
However, continued softness in the economy will impact the demand for capital equipment within retail channels both in North America and in Europe. And we anticipate performance will be flat to negative through the remainder of ‘09 again versus Q1. The cost actions we have taken to size the Dispensing business, positions us well though to address the market conditions and ensure long-term profitability and strong cash generation.
So, now moving on to Fire & Safety on slide nine. For the quarter, total orders were down 17%, down 9% organically primarily due to our band clamping order rates. Sales were down 5%. Organically, sales were up 4%. Operating margin at 20.9% was down 490 basis points as compared to last year primarily due to mix within the segment. The higher percentage of fire suppression and a lower percentage of banded revenue drove that mix in margin-associated shift.
As anticipated, global product demand for rescue tools and fire suppression products drove performance in the first quarter. We expect global activity for rescue tools to remain stable in the second quarter and for this trend to continue throughout ‘09.
Recent quarter activity from municipal railway systems around the world including major projects in China, Switzerland and Spain will benefit second half revenue. Fire suppression had a strong Q1 and is expected to remain stable throughout the year although we are keeping a close eye on the municipal spend for uncommitted projects that occur late in ‘09. The band clamping market will remain pressured in the second quarter driven by the decline in manufacturing, general municipal spend and energy projects. We don’t anticipate a strong return to growth in this portion of the segment for the remainder of the year. Overall, we expect flat sequential performance through the balance of ‘09, and with that, I’m going to hand it over to Dom to run through our outlook.
Dominic A. Romeo, Vice President and Chief Financial Officer
Thanks Larry. Good morning, everyone. I am now on slide 10 entitled 2009 Guidance Overview. As we continue to work through our operating plans, it’s very clear that this is a challenging forecast environment. In general, our view as it relates to this set of forecast assumptions is that Q1 revenue and early Q2 revenue will be our low points. However, we are not forecasting significant sequential growth and have taken appropriate additional cost actions.
On the cost structure side, upon completion of our restructuring efforts, head count compared to late 2008 levels will be down in the range of 12 to 14% and that includes both the Q4 2008 reduction and the additional actions in Q1- we ended up March down 10%. This reduction is consistent across both production and salaried levels. In dollar terms, if you look at the overall impact from our restructuring efforts, the 2009 savings is roughly 35 million and that’s versus the 20 million that we previously announced. Obviously, we’ve implemented additional prudent discretionary cost reductions and in addition in the event that our volume assumptions do not materialize, each of our units have developed additional contingency plans.
It’s also important to note that our fundamental operating model and initiatives continue to yield results. We were able to reduce head count levels to this extent and frankly, within a less than five-month timeframe, because of the operational and process improvements that have occurred in the company over the last few years. In addition, material cost savings continue to yield results and we expect to see 10 to 15 million of net savings in 2009. We’ve analyzed three scenarios for the balance of 2009. The first assumes no significant sequential revenue increase, but of course includes the impacts from our cost action. The second adds normalized seasonality used in Q1 as our jumping off point and the last assumes that we began to see a modest recovery in the second half.
Slide 11 show to these scenarios, we show sales, EPS, operating margin and the organic growth for each of the scenarios. Based simply on Q1 run rates and normalizing the impact of severance and the inventory step up from acquisitions, our full year run rate would equate to just over 1.3 billion of revenue and $1.24 of EPS. Adding the impact of the cost reductions and volume related to program and sales initiatives with high probability factors of 12 million, the low end of our range would be 1,320 of revenue and a $1.35 of the EPS.
Operating margins would be in the range of 13.5 to 14% and full year organic sales growth would be down 15%. Scenario two, as an assumption for normalized seasonality and as you all know, Q1 has historically been the low point, we would assess seasonality at 15 million of revenue and that would add $0.07 of EPS. This scenario would yield a $1.42 of EPS 14 to 14.5% operating margin and organic sales growth would be down 14%.
The last and perhaps the widest debate these days is whether there will be a second half recovery. Frankly, this is something that we are all going to watch for together, but that said a modest recovery would yield another 25 million of revenue and $1.55 of EPS. Operating margins of 15 to 15.5% in organic sales growth will be down 12%. So, when you sit back and look at this, a few takeaways, first you see the obvious impact of our cost actions, frankly 12 to 15% decline in revenue happened quickly and this was more severe than we could have ever predicted.
Our cost actions get us back to mid double-digit profitability and clearly down from last year, but well above our low points during previous recessions. And most importantly as Larry mentioned, this positions us well for the future and we will be able to lever our cost structure significantly when organic sales growth returns. With that I’ll turn the call back to Larry.
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Okay. Good. Thanks Dom. Slide 12 summarizes our view of guidance as Dom said, EPS is in the $1.35 to $1.55 range, organic sales growth down 12 to 15%. Fx at current rates will have an impact on sales of three to 4%, and acquisitions add five to 7%. This EPS range also excludes the estimate for additional severance of somewhere between three and $0.05. We expect the tax rate will be 34%. CapEx will be less than $25 million for the year and of course we will continue to convert cash in excess of net income. And for Q2 our EPS range is 0.34 to $0.38 with organic growth that’s down 15% or better.
So, with that, operator, we’re going to turn the call over to folks for questions.
QUESTION AND ANSWER SECTION
Operator: Thank you. The question-and-answer session will be conducted electronically [Operator Instructions]. We will take our first question form Jim Lucas with Janney Montgomery Scott. Please go ahead.
<Q – Jim Lucas>: Thanks. Good morning guys.
<A – Larry Kingsley>: Hi, Jim
<Q – Jim Lucas>: Within FMT can you talk a little bit more, I mean you gave some good color in the prepared remarks, but in terms of some of the more project oriented business in particular on the water side with stimulus spending potentially coming down the road, are you seeing any pickup in terms of quoting activity or is it still pretty much that from the distributor’s standpoint the inventories have been worked out and it’s relatively quiet out there?
<A – Larry Kingsley>: Jim, as you know our water model has essentially two elements to it; the front-end analysis work that we do, which is a service model; then the product revenue, which sells both direct, but also primarily through either agents or distribution. And the answer to your question for both elements is that, yes quote activity is actually pretty sound right now. And the number of projects that we’ve got good line of sight to is actually quite good. It’s a matter of getting the budgetary actions secured to go ahead and begin the process. So, we actually feel pretty good, frankly, about what we’ve seen build here over the last several weeks for the municipal and comps special, either government sponsored or other kinds of projects that we think are going to start to materialize over the next several weeks.
<Q – Jim Lucas>: Okay. And in terms of a similar commentary on the chemical side, I mean obviously stimulus doesn’t apply there, but given that – looking at projects versus just a – replacement side, what exactly are you seeing in the chemical side of your business?
<A – Larry Kingsley>: Well – and as I said in the remarks, that chemical end markets for Fluid & Metering represent about 25% of the segment. And that’s the piece that we expect to lag all the rest of the end markets in terms of pickup. There certainly isn’t a lot of new project activity right now anywhere and MRO spend has been somewhat suppressed for let’s call it year-to-date as well. We expect the MRO component to pick up a little bit. But there is a very, very sharp focus on capital out of all the end chemical markets right now.
So, I think if anything our views are fairly conservative or pessimistic for chemical for certainly the remainder of ‘09. All that said, if the national dynamic plays out, MRO spend has to start to kick in here at some point.
<Q – Jim Lucas>: Okay. And switching gears to HST, with regards to the non-core piece of HST, are you seeing any signs of stabilization bottoming out there? And on the core side, are there any particular – we understand what’s happening with the OEM side of the business right now, but are there any pockets where you’re seeing interest from either quoting activity, design activity, where exactly strength in the HST area could possibly come from?
<A – Larry Kingsley>: Well, first on the non-core piece. Let’s say, we are seeing a stabilizing of the rate of year-over-year decline. So, certainly seeing a stabilizing against that rate of decline. The OEM customers in that market are performing along a pretty broad range of some growing, and we’ve got some new markets that we just entered into, that we will see some nice year-over-year growth. But the stimulus are offset by things that are construction associated that I don’t think are going to come back anytime too soon.
So, for the non-core piece, we are not expecting a huge sequential decline, but at the same time we haven’t assumed in our roll up a big improvement there either, sequentially.
On the core portion of the HST business, actually performed pretty well for the first quarter and we have yet to hear from all the instrumentation manufacturers with respect to their outlook for the year as well. But as far as supply chain communication goes, it’s not all that dire. There is certainly some sorting out going on among the big pharma guys as to who is going to spend capital and there will some players in the segment, we think that will remain a bit cautious. But good OEM activity and our Group is benefiting in particular from getting some share wins.
We started – I think we talked about, on the call about 12 months ago an internal new organization that we funded with new R&D folks and some other staff that’s an integrated solutions group. And as the economy works through, some of them make versus buy decisions that customers are using to help them to think through plant fixed cost issues. We can pick up some pretty nice incremental revenue as a function of them, allocating that to us versus something they had done historically, internally.
So, I think we’ll see some nice projects secured through the course of this year and some internationally for that matter in the core side of HST. But we all need to see, how do the instrument suppliers take another look at the outlook for the rest of the year, when they do their releases over the next week or so.
<Q – Jim Lucas>: Okay, great. Thank you very much.
<A – Larry Kingsley>: You bet, Jim.
Operator: Okay, we’ll take our next question from Mike Schneider with Robert W. Baird. Please go ahead.
<Q – Mike Schneider>: Good morning guys.

<A – Larry Kingsley>: Hi, Mike.
<Q – Mike Schneider>: Maybe first, we can just focus on the change in the inventory accounting. Dom or Heath, maybe you could just explain what drove the decision, is it just the deflation in commodity cost and input cost that drove the revaluation?
And then as you look forward now after taking the inventory adjustment hit, what does it on a percentage basis if you can look at it that way, lower your unit cost going forward? Because it seems to me there is an embedded tailwind now as you switch to FIFO?
<A – Dominic Romeo>: No actually Mike that’s not the case, if you step back and look at LIFO and FIFO, the biggest impact from the two conventions would be how you account for acquisitions. And as you know, under FIFO, essentially you step the inventory up and then the next turn of inventory you see the lower P&L. So, that’s what you see in our first quarter results. Under LIFO, that impact tends to be routable over time.
So when we look at the company’s historical P&L, you won’t see a significant year-over-year impact from the pure valuation of inventory versus LIFO or FIFO, it’s the timing of acquisitions and how we now account for that step up. Both methods are fully allowable obviously under GAAP. There could – the situation to change is really driven by our desire to be more consistent and as we look in the future specifically in Europe, as you look at these two conventions, I think FIFO would be a more acceptable means of the convention. But there is clearly no go forward cost issue relative to how you think about the company’s performance, it will just be how we look at acquisitions during that first turn of inventory.
<Q – Mike Schneider>: Okay. And then secondly, just on slide 11, as you walk through the three scenarios – and by the way this is probably the most helpful slide I have seen in many earning seasons from in an industrial company, so thank you. The – slide 11 modest second half recovery you have assumed 25 million, which equates to $0.13 per share. If you back into it, it implies a 63% operating margin on that 25 million in sales, in other words 63% EBIT margin. Can you just put some detail around that? Because if that’s the rate at which you are expecting incremental volumes to come in, to the extent we get any volume recovery in 2010, the leverage would be powerful. So, I guess just to explain how you get to that 63% and why that’s sustainable or not sustainable going forward in a recovery?
<A – Dominic Romeo>: Sure, well Mike I would say, if you think about the other way around, it was to look at the flow through the other way, which is on a 15% decline in revenue to hold the 35 and that’s the number if you look at the midpoint of our current range. It took a lot of cost takeout. So, think about the P&L in terms of this incremental volume. SG&A relative to our current cost levels is fundamentally fixed.
So, you look at kind of the variable contribution. In this mix it’s a higher mix for a few other reasons, but to think of a number north of 50% on the uptick, and this number 60 as you mentioned, isn’t unreasonable the way we have adjusted for our cost structure. The 35 million is the cost takeout for ‘09. If one were to annualize that for 2010 it adds an additional 10 million.
So the cost takeouts get us to the point of being able to significantly leverage the uptick if and when we see one. So at these numbers you actually do see it on the 12 million of program volume at $0.04, the normalized seasonality at $0.07 and then obviously if there is a recovery, the additional $0.13 of EPS.
<Q – Mike Schneider>: And as you get into 2010, is there anything incremental in terms of SG&A or facility expense that you need to layer back that at least in your want of a recovery, you wouldn’t be able to sustain that 63 percentage type incremental margin and you can migrate lower?
<A – Dominic Romeo>: Mike, as we haven’t put pen onto the paper on 2010 yet obviously there would be some additional sales expenses depending on the timing, but our approach here in terms of the cost actions, and as I mentioned in my prepared remarks, to take out 12 to 14% of the census and again that’s consistent about – around both production and salary levels, was to permanently change our cost structure for the future.

So, again we won’t tell you it’s going to be 63, but the 35, clearly we’d be way above that. And right now this is probably a 50% flow-through scenario on the uptick. But we’ll address 2010 once we put our plans together but the message is clear that the cost side is very, very low right now.
<Q – Mike Schneider>: Okay. And as we look into 2010 let’s assume there is no growth GDP or IDEX, so in that scenario you mentioned 10 million on incremental head count or severance or payroll savings in 2010, so that’s a – and to add back given in a no growth scenario, as you look at the operating initiatives and any of the raw material tailwinds et cetera, what other costs should we be thinking about in 2010 as additive, just even in a no growth environment?
<A – Larry Kingsley>: Mike, it’s early to be talking in such detail about what’s going to happen with various raw material elements for the 2010 assumptions yet. But I think if you look at that net 10 million incremental on top of the pieces that Dom talked about as what’s been executed essentially already this year, you can probably think about that as your model for now. I don’t assume in any way that we’re going to see raw material prices come screaming back and if they do, as you know our price versus raw material equation tends to be a kind of a net null number.
So, I think that you’re not going to see huge inflation pressure from any other component of the business, there’s not going to be a big labor rate issue that’s going to face us in 2010. And there is not a – as Dom said, there is not a large fixed cost investment that’s got to come back. So, if you want to think about the net 10 for now, that’s probably a good assumption.
<Q – Mike Schneider>: And the operating initiatives, are you targeting an additional 10 million each year from here, or is this is a..?
<A – Larry Kingsley>: Yes. We will get at least that, as we always have, so on just a kind of labor and material productivity side, we’ll get at least what we always do on an annual incremental benefit. So, yes, in theory you could add something depending on how you want to do your 2010 work on top of that net 10 we just talked about. But there shouldn’t – at this point, there certainly shouldn’t be anything outside of material cost as a variable that should adversely impact 2010 from a known cost or inputs perspective.
<Q – Mike Schneider>: Okay, thanks. I’ll get back in line, guys.
<A – Larry Kingsley>: Okay, Mike.
Operator: We will take our next question from Matt Summerville with KeyBanc. Please go ahead.
<Q – Matt Summerville>: I just want to clarify something off slide 11/ I apologize, I missed the comment, but 12 million in volume you are looking for in that $0.04, where is that coming from? Is that from the Replenishment business or the order you got in Dispensing, or is that elsewhere?
<A – Dominic Romeo>: Sure Matt. Matt remember this is a top-level slide, it summarizes several weeks in our deep dive within our operating initiatives. That 12 million, and again, this is the run rate from Q1, that 12 million, it represents a long list of various programs that we’re confident in relative to our Q1 run rate in terms of order actually in-house and in executable. So it’s more than just any replenishment. The seasonality that’s next, more reflects the dispensing scenario and other of our businesses that typically have a Q2, Q3 scenario that’s higher than Q1. And then the 25 million is more the reach around whether there’s a second half recovery or not. So, we tried to build a bridge from – in the bank to middle of the road and took the seasonality to lower probability relative to our view of the second half visibility of the economy.
<Q – Matt Summerville>: Okay. And then I would just want to spend a second talking about the banded business. Can you give us a sense how much that business has sort of fallen off and at the current run rate, when you look in a particular quarter, how much of a mixed headwind you could see there. Is it 200 basis points, 300 basis points, I guess, just kind of how we should be thinking about that?

<A – Larry Kingsley>: We haven’t broken it out, I don’t think we’ll break it out any further Matt, but the impact to mix, looking forward, certainly shouldn’t be any more adverse than what you saw in the first quarter against the entire segment mix. And it should even improve, frankly.
<Q – Matt Summerville>: If we look at, I think, some of your comments, Larry, from the last call, you had indicated that you had some contingency restructuring plans in place that you felt good at the time about IDEX’s ability to kind of hold the bottom end, the 150, maybe 160 range on the guidance. Obviously, you are having to go a little bit below that today. And that’s surprising given that the world continues to change, but I guess what have been the two or three biggest incremental headwinds relative to that prior view as you look across the four business segments?
<A – Larry Kingsley>: Sales.
<A – Dominic Romeo>: Sales, sales, and sales.
<A – Larry Kingsley>: To get – no. to get a little more serious about it. First is where we thought we were about 90 days ago, water, within Fluid & Metering, those projects, while certainly a good line of sight, were certainly constrained at the same time throughout quarter and some remain constrained, but as I said a few minutes ago, we expect some of that activity to start to free up. So, within Fluid & Metering with water. Chemical was down as an end market a bit more than we had anticipated and the non-core HST business was down a little bit more than we had anticipated.
Good news is that we had built to, Dom’s points, scenario thinking earlier into our operating contingency plans. And so we knew what levers to pull, and I was, frankly, I was pretty pleased with our ability to respond quickly, and pretty adeptly to get at cost. And as you can see it set itself pretty nicely here for to deal with this pretty rough environment.
<Q – Matt Summerville>: Great. Thanks a lot.
Operator: We will take our next question from Ned Borland with Next Generation Equity Research. Please go ahead.
<Q – Ned Borland>: Larry, good morning. Just to clarify your comments about HST, the non-core versus core. The leveling off, is that just the non-core sort of stabilizing. Or is that the core business growing, I just wanted to clarify that here?
<A – Larry Kingsley>: In terms of sequential – again, it’s a volatile, daily volatile order environment, Ned, so – and tough forecast environment, but the assumptions are around core improving a bit sequentially, just a bit, and the non-core rate of decline stabilizing.
<Q – Ned Borland>: Okay. And then on Fire Suppression, you said that the results in Fire Suppression were pretty good in the quarter, but you’re just sort of seeing a kind of flat line into the second half, are you not – I take it you’re not expecting any pre-buy activity from the side of OEMs?
<A – Larry Kingsley>: We think there is a little bit of pre-buy that’s already in the numbers and we think that will continue to drive performance. We made comments that were, I think realistic, given the order books are strong across a pretty broad base of the OEM truck builders. And that’s a global comment, so we don’t anticipate to fall off. But when you look at the dynamics of what’s going on in municipal spend otherwise, we’re just remaining watchful.
<Q – Ned Borland>: Okay, thanks.
<A – Larry Kingsley>: You bet, Ned.
Operator: We will take our next questions from Scott Graham with Ladenburg. Please go ahead.

<Q – Scott Graham>: Hey, good morning. I have several questions for you. The first one is really on FMT and I was just wondering if the end market mix of sales, particularly the chemical obviously being down more than the others in FMT. Did that drag down your sales mix and impact the margin?
<A – Larry Kingsley>: The primary drag was just volume.
<Q – Scott Graham>: Just volume.
<A – Larry Kingsley>: Which was mix associated impact. There isn’t a huge difference in margins relative to the end markets within – with FMT.
<Q – Scott Graham>: Okay. Similarly, staying within FMT, the order – organic orders rate number was down 24 – and I know Larry and Dom, Heath, this is a number that should only looked at over a quarter and a half type of timeline. Still, that was a, when you consider the decline in sales in the quarter and the decline in orders in the quarter, it does suggest that things in even the energy market, and this is kind of where I need to help me do the math, were down double digit as well. Could you maybe put a little bit more color on the organic sales decline with the organic core orders decline, yet your comments on petroleum at 25% of sales being kind of flat?
<A – Larry Kingsley>: Basically, there’s a couple of issues that did play here Matt. One is that Q1 was a tough comp for FMT, okay? Q1 versus Q1 ‘08. Two, as I said, water was down a fair amount, not going to start to get into quantifying end market based revenue performance but we think that that’s temporary and that we are going to see some sequential improvements there over the next several weeks as I said. And the general industrial including the various equipment sub-segments within FMT were down quite a bit in the quarter. That we are not assuming a huge improvement in but we will see certainly a stabilizing of the year-over-year rate decline there too.
So, I hope that answers your question but that’s essentially what gets us to that organic order rate number for the first quarter. Again, what we do see improvement in sequentially is water. Energy, particularly our – where we participate in energy is fine. We’ve got some nice global projects that are going to drive decent performance as it looks right now throughout the year which will offset some of that typical kind of called daily booking ship rate that you’d see out of the variety of domestic markets. So, most of FMT again, ex-chemical we think benefits sequentially here. We feel reasonably sound I think in our assumptions of what we’ve stated thus far.
<Q – Scott Graham>: Okay. And you’re saying, Larry, that you think even within chemical the MRO piece is unlikely to stay as weak as it is in the first quarter?
<A – Larry Kingsley>: Well logic would say that MRO needs to kick in to a greater degree than it has thus far. In our qualitative comments that we’ve made in this call, we haven’t really assumed any real big pickup in MRO spend for any of the chemical markets.
<Q – Scott Graham>: Okay, fair enough. Last question is on the restructuring. Nice bump-up in the cost savings thinking right now. I am just wondering what accreted to the first quarter?
<A – Larry Kingsley>: First quarter. Well, Dom ran through incrementally what we should see out of the restructuring activities post what we had called out 90 days ago. And that gets you to about 15 million or so. And if you annualize that, you come back to the conversation we were just having a few minutes ago where you get another 10 on an annualized basis just on a full year versus partial year impact.
<Q – Scott Graham>: Okay.
<A – Dominic Romeo>: Scott, you also actually see if you look at the SG&A by quarter, you actually see a nice year-over-year reduction in the first quarter. So, a big piece of this is in SG&A and then obviously with the volume decline, margin – variable margin gets impacted by the ROE reductions but it’s fairly ratable but the first tranche of this is fairly ratable by quarter as Larry mentioned.
<Q – Scott Graham>: Right. So, in other words, the 20 million which it was, which included productivity, so that would be largely equal during the year with the sole difference being a little bit of changes in sales volume each quarter but now going forward have you done everything you needed to do by the end of – at the end of the first quarter to jump it to up to 35 million or do you still need the second quarter to get there?
<A – Dominic Romeo>: We do. As I mentioned in my comments, we are targeting 12 to 14% reduction overall in census, and at the end of the first quarter, we were at 10%. So, two to 4% still to go in the second quarter, maybe early third and that will complete the 35 – the 35 that I discussed as a ‘09 run rate – I am sorry ‘09 impact is – impacts all those timing events. So, the 35 is the full year ‘09 savings that we will see and then the 45 would be the run rate as you move into 2010.
<Q – Scott Graham>: Okay. That’s clear. Got it. All right. Thanks very much.
<A – Dominic Romeo>: Thanks, Scott.
Operator: We will take our next question from Christopher Glynn with Oppenheimer. Please go ahead.
<Q – Christopher Glynn>: Thanks. Just wondering if you could go through in terms of the segments any kind of signals, data or anecdotes you’re seeing that are allowing you gauge the de-stocking impact versus the end demand?
<A – Larry Kingsley>: It’s not large Christopher, we basically don’t expect that there is a kind of a pickup sequentially in top line as a function of inventory levels normalizing in the food chain. Inventory levels are – they have been I think comparatively low going into this, most companies are more productive, so for the first quarter has there been some of that top line fall off associated with de-stocking not just in distribution, but in the OEM inventories. Yes, but it’s not a major impact, thus we haven’t included a pickup sequentially associated with a reverting back to kind of normalized sell-through kinds of levels.
<Q – Christopher Glynn>: Okay. And then what are the one or two areas you think you would probably have the least visibility in the year?
<A – Larry Kingsley>: Well, I think that it’s not an issue of least visibility as much as it is taking daily volatility and we’ve taken a pretty pessimistic view of the chemical end markets within FMT as we talked about. So, you know is it possible that MRO could kick in positively kind of incrementally to the planning assumptions, forecast assumptions that we’ve stated, yes. So, I would perhaps classify that as a visibility issue, water within FMT as I said we’ve got pretty decent line of sight if the money starts to flow to these projects, I think we are in pretty good shape there and it shouldn’t be an issue of having to guess that at much more than another couple well let’s call few to several weeks.
I think that there is some changing dynamics in the world of big pharma, and we do sell through both FMT and HST to big pharma. So, there will be certain players within the pharmaceutical segment, who continue with their capital programs and spend to essentially impact, positively impact our opportunity set for the year others may hold tight. So, I think those are probably more difficult for us to guess that. Made the comments on fire, we think fire looks good, order book; backlog for our customers is decent, great line of sight to various programs there, but again somewhat defying municipal budget logic late in the year. So, toward the very end of the year, we’ll just have to keep an eye on it.
I think we feel pretty good about the project activity across the board, we’ve done a nice job this year frankly of landing some big projects, big orders, that are little bit outside the scope of the – as I said the daily run rate kind of business that we tend to see in many of those businesses. So, I don’t – I don’t know that in the way that we’ve talked about it here today that I would call it an issue of visibility in the specific markets we serve. Now, the only other issues that apply are obviously major macroeconomic impacts that affect overall spend throughout the food chain, but given current outlooks I think we feel reasonably good about the way we’ve constructed guidance.
<Q – Christopher Glynn>: Okay, thanks. That’s really helpful. I will just leave it off with the energy part of FMT, it sounds like another place where you feel you have pretty good decent visibility is that more or less derived from the downstream orientation?

<A – Larry Kingsley>: It is basically its that there is a lot less demand volatility where we serve the energy markets than there is upstream, now as the function of the price per barrel dynamics we don’t tend to see the feast and famine kind of equation in our energy markets the way some in the kind of adjacent space too.
<Q – Christopher Glynn>: Okay. Thanks again.
<A – Larry Kingsley>: You bet.
Operator: We will take our next question from Charlie Brady with BMO Capital Markets. Please go ahead.
<Q – Charles Brady>: Okay. Thanks. First I missed the – on FMT the organic order decline, can you repeat that again?
<A – Larry Kingsley>: 24% Charlie.
<Q – Charles Brady>: Thanks. And do you have the – the currency impact on orders for the segments?
<A – Dominic Romeo>: Charlie, it’s roughly the same as the total company is the negative three to four, but that – in Larry’s 24 we’ve impact, that organic does not include currency.
<Q – Charles Brady>: Okay. Thanks. And just looking at HST, help me understand sort of your outlook on that and I know that you’re looking for a core, core improve sequentially and the – and the non-core rate of decline stabilizes, but given that you had 18% organic order decline and we don’t have the drag from the loss of the OEM business, what in particularly on the core business, what – what gives you the confidence in that – in that improving sequentially. Is that things that you have in hand right now despite the order decline or where is that confidence kind of coming from looking into the second half of the year even more so than Q2.
<A – Dominic Romeo>: Well Charlie, we don’t have a huge sequential increase baked into our core business assumptions, I think my comments were modest, call it slight, you can use whatever adjectives you want, but essentially we’ve got pretty good OEM commitment based on unit volume forecast for, now the clinical equipment that that market is holding pretty nicely. The analytical instrumentation market as I said earlier, somewhat subject to what happens within the in-pharma segment spend, now could bounce up or down a bit, but we look at the core portion of HST, again about 50% of the segment sales and we think sequentially it’s flat to up a bit, and we’re not assuming any real big recovery on a sequential basis, we are looking at that type of year.
<Q – Charles Brady>: Okay. And then within – within FMT, as you look to the dealer channel for that, can you give us a sense sort of what de-stocking looked like through the quarter and kind of what it looks like going into – into April here?
<A – Larry Kingsley>: Well, I think we just talked about it a few minutes ago, basically the same comments apply for FMT specifically if they would everywhere across the company, not a big de-stocking impact that’s assumed and again our go-forward sequential thinking because there isn’t in our world – in the world of custom engineered products, a huge amount of inventory that’s out there in the dealer network or the distributor network, there are some – and we think that there were some adverse impact to the first quarter, and we don’t have a big pickup assumed as we go forward.
<Q – Charles Brady>: Thanks
<A – Larry Kingsley>: Yeah sure.
Operator: [Operator Instructions]. And we will take our next question from Walter Liptak with Barrington Research. Please go ahead.
<Q – Walter Liptak>: Hi. Thanks. Good morning everyone.
<A – Larry Kingsley>: Hi Walt.

<Q – Walter Liptak>: Okay. One real quick thing the organic orders, I got on the call late, that you’ve already talked about those, so I get those off the transcript?
<A – Dominic Romeo>: Yes.
<A – Larry Kingsley>: Yeah, you can deal with it.
<Q – Walter Liptak>: And I don’t think you touched on pricing and I guess specifically for FMT chemical, is it a more competitive market with some raw materials coming down, are you having to reduce prices?
<A – Larry Kingsley>: No, generally speaking, again we’re living custom engineered products. We tend to hold price, we’re certainly not increasing price in this environment but for us the equation tends to hold at any point in the cycle and we don’t see a lot of direct peer competition that’s price based and most of the end-markets we serve within FMT and that said as well for chemical.
<Q – Walter Liptak>: Okay, good. Got it, it’s great. And then on your commentary about – about water, could you talk a little bit, I presume your water recovering is [inaudible] on some of the recent acquisitions. I wonder if you would help us understand the funding mechanism and the stimulus and I guess the timing of the fourth quarter pickup that you’re looking for?
<A – Larry Kingsley>: Well, we would hope to see a pickup before the fourth quarter just to be clear; we would hope to start to see some of the orders secured within the second quarter, which should materialize in both service revenue as well as product revenue in the third and headed frankly nicely into the back half of the year. There are a very large number of projects that are already out there seeking funds. In many cases, it’s already municipal budget funded or assumed but they are waiting now for a matching or contribution funding from the federal government given all the stimulus spending mechanisms that are attempting to be put into play. So the actual timing of when those mechanisms play out I think is a guess for all of us but certainly the number of projects that are seeking funding and frankly many of them already with municipal budget allocations in mind, we think will yield some IDEX associated revenue here by the end of the second quarter.
<Q – Walter Liptak>: Okay, okay good and then last have you talked about Europe at all and anything anecdotal about your business coming out of Europe during the quarter?
<A – Larry Kingsley>: We haven’t talked specifically about Europe; Europe is down slightly more than North America in total, a lot of that driven by the dispensing business. We haven’t seen a real different dynamic in Europe versus North America and our other businesses so similar in terms of overall market performance between the continents.
<Q – Walter Liptak>: Okay. Okay thanks.
Operator: We will take a follow-up question from Mike Schneider with Robert W. Baird. Please go ahead.
<Q – Mike Schneider>: Hi, good morning. Just a follow-up in the 8-K that was filed in April here it mentioned that the incentive comp plan was changed and it – it mentioned here for instance there will be no bonus paid to management if a minimum EPS target isn’t met, what is that target?
<A – Larry Kingsley>: Mike, we are not – we are not going to disclose the target, clearly it’s – it’s in the realm of kind of the guidance I took you through in terms of the low and high, but that will be a matter of the proxy when things come through, but we did change the plan to, obviously in the event of things are a lot worse than we would predict that the MICP plan would – would be zero for ‘09.
<Q – Mike Schneider>: Okay. Thank you.
<A – Larry Kingsley>: You bet.

Operator: And this will conclude today’s question-and-answer session. Mr. Kingsley, I will turn the conference back over to you for closing comments.
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Okay, thank you operator. Well, thank you all for joining. Clearly, we’ve responded well year-to-date, I think the group has very clear priorities as we manage for the downturn. We are managing our balance sheet very well as well done a great job getting at controllable cost. As Dom mentioned we’ve got clear contingency plans also; all that said we’re still investing for growth in some of the businesses where we think we’ve got an early return to growth. Our employees have done a phenomenal job, I mean getting at cost and certainly we’re all very proud of them, and we’re – we’re very focused on supporting our customers and our channel through this – this downturn. So, with that we – we thank you for joining us today. And we’ll be talking to you through the course of the early summer.
Operator: Ladies and gentlemen, this will conclude the IDEX first quarter 2009 earnings results conference call. We do thank you for your participation. And you may disconnect at this time.